Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Reports Q2 Financial Results

•                  Second quarter loss of $0.05 per diluted share from continuing operations, represents $0.72 per share improvement from $0.77 per share loss in first quarter

•                  Second quarter net loss of $0.12 per diluted share includes loss of $0.07 per share from discontinued operations

•                  Income from continuing operations was $1.7 million for the second quarter prior to an income tax provision of $3.6 million

•                  Income tax provision includes additional accrued income tax expense related to FIN 48 accounting standard for uncertain income tax positions

•                  Royal Group acquisition synergies and improvement savings estimated at $130 million annualized run rate in second quarter

•                  Additional savings programs initiated to mitigate effects of difficult chlorovinyls and building product market conditions

Atlanta, Georgia — August 8, 2007 — Georgia Gulf today announced financial results for its second quarter ended June 30, 2007.

For the second quarter of 2007, Georgia Gulf reported net sales of $851.9 million compared to net sales of $602.2 million in the second quarter of 2006.  The primary reason for the increase in sales was the acquisition of Royal Group, which was completed on October 3, 2006.  Royal Group contributed $331.3 million to net sales during the quarter, with legacy Georgia Gulf’s chemical sales contributing the remaining $520.6 million.

Georgia Gulf reported a net loss of $4.2 million or $0.12 per diluted share for the second quarter of 2007, compared to net income of $39.4 million or $1.15 per diluted share during the same quarter in the previous year.  The Company’s interest expense increased to $33.4 million in the second quarter of 2007 from $3.5 million during the same quarter in the previous year, primarily as a result of increased debt associated with the acquisition of Royal Group.

During the second quarter of 2007, discontinued operations represented a loss of $0.07 per diluted share, with a loss of $0.05 per diluted share from continuing operations.   The $0.05 per diluted share loss from continuing operations in the second quarter compares to a loss of $0.77 per diluted share from continuing operations in the first quarter of 2007, representing a $0.72 per share improvement.  The loss from discontinued operations decreased from $0.24 per share during the first quarter of 2007 to $0.07 per share during the second quarter of 2007, reflecting divestitures of most of Royal Group’s non-core, non-performing operations earlier this year.

Georgia Gulf reported income from continuing operations before income taxes of $1.7 million during the second quarter of 2007.  The Company’s income tax provision during the quarter was $3.6 million, resulting in a net loss for the quarter.  The second quarter income tax provision reflects the impact of Financial Accounting Standards Board Interpretation Number 48, which is entitled “Accounting for Uncertainty in Income Taxes” (FIN 48).  The FIN 48 impact included interest on the liability for uncertain tax positions accrued during the second quarter of 2007.  Approximately half of Georgia Gulf’s uncertain tax positions relates to the previously disclosed Province of Quebec trust tax matter.

Financial results for the second quarter provided further indication of savings resulting from synergies and improvement programs implemented following the Royal Group acquisition.  Royal Group’s total payroll expense, inclusive of discontinued operations, decreased to $69.5 million in the second quarter of 2007, versus $91.7 million recorded by Royal Group during the same quarter of the prior year, representing a $22.2 million reduction.  Fixed overhead employment cost reductions represent approximately $9 million of the total reduction.  Employment costs as a percentage of sales declined to 22% of sales in the second quarter of 2007 from 26% of sales in the same quarter in the prior year.

FIFO accounting for legacy chemical operations positively impacted earnings by approximately $0.04 per share during the second quarter of 2007.

“Increased sales coupled with cost reductions drove the substantial improvement in the bottom line from the first quarter,” commented Ed Schmitt, Georgia Gulf’s Chairman, President and CEO.  On a sequential quarterly basis, Georgia Gulf improved its chlorovinyls segment’s operating margin and transitioned from operating losses to operating income in each of its building and home improvement product segments.  “However, difficult market conditions for both chlorovinyls and building products, coupled with additional income tax expense, left us short of our net income expectation for the second quarter,” noted Mr. Schmitt.  He added that, “rising chlorovinyls raw materials costs driven by energy cost increases continue to put pressure on our margins.”

Window & Door Profiles and Mouldings

In the Window & Door Profiles and Mouldings segment, sales were $137.3 million for the second quarter of 2007, compared to $156.4 million recorded by Royal Group during the same quarter in the prior year.  The decline in sales reflects difficult conditions in construction markets. The segment’s operating income was $3.3 million for the second quarter of 2007, compared to operating income of $7.3 million recorded by Royal Group during the same quarter in the prior year.  The decrease in operating income is primarily the result of lower sales, which were partially offset by cost reductions.

During the first quarter of 2007, the segment recorded an operating loss of $6.1 million.  The $9.4 million improvement in operating income (loss) from the first quarter primarily resulted from seasonally stronger sales in the second quarter, as well as cost reduction programs.

Outdoor Building Products

In the Outdoor Building Products segment, sales were $184.3 million for the second quarter of 2007, compared to $197.8 million recorded by Royal Group during the same quarter in the prior year.  The decline in sales dollars reflects difficult conditions in construction markets.  The segment reported operating income of $7.3 million for the second quarter of 2007, compared to operating income of $5.1 million recorded by Royal Group during the same quarter in the prior year.  The improvement is primarily the result of cost control initiatives.

During the first quarter of 2007, the segment recorded an operating loss of $8.3 million.  The $15.6 million improvement in operating income (loss) from the first quarter primarily resulted from seasonally stronger sales in the second quarter, sales of new outdoor storage buildings and cost reduction programs.

Chlorovinyls

In the Chlorovinyls segment, second quarter of 2007 sales declined to $366.3 million from $464.9 million during the second quarter of 2006.  The decline in sales dollars resulted from both lower sales volumes and lower selling prices.  Operating income declined to $25.9 million from $83.7 million during the same quarter in the prior year.  The decline is primarily attributable to lower selling prices and to a smaller degree lower sales volumes, as well as increased feedstock costs.

During the first quarter of 2007, the segment recorded operating income of $14.6 million.  The $11.3 million sequential quarterly improvement in operating income resulted from seasonally stronger sales volumes in the second quarter and price increases for PVC resin, which were partially offset by higher feedstock costs on a sequential quarter basis. Georgia Gulf had minimal participation in the export market for PVC resin during the second quarter due to strong contractual domestic demand.

Aromatics

In the Aromatics segment, sales increased to $164.0 million for the second quarter of 2007 from $137.3 million during the second quarter of 2006.  The increase in sales dollars resulted from higher phenol and acetone sales volumes, as well as higher selling prices for all products.  The segment reported operating income of $4.7 million for the second quarter of 2007, compared to an operating loss of $0.5 million in the same quarter in the prior year.

During the first quarter of 2007, the segment recorded operating income of $5.3 million.  The slight decline in operating income from the first quarter to $4.7 million in the second quarter is attributable to increased feedstock costs and lower cumene sales volume, which more than offset higher selling prices for all aromatics products.

Outlook

“Our goal remains to keep improving our financial results in spite of any pressure the economy may send our way,” commented Mr. Schmitt.  “We are fortunate to have sizable market positions for our building and home improvement products in Canada, which has been a more stable construction market than the US,” noted Mr. Schmitt.  Approximately one third of sales of Royal Group’s building and home improvement products occur in Canada.

Georgia Gulf also announced today that savings from synergies and improvement programs associated with the Royal Group acquisition are now at an annual run rate of approximately $130 million.  Earlier this year, Georgia Gulf announced that savings from synergies and improvement programs would be in the range of $81 to $99 million in 2007.

 “We are now aiming to achieve annual run rate savings from synergies and improvement programs of $157 million in early 2008, which exceeds our goal at the time of the Royal Group acquisition.  We intend to achieve this accelerated goal through further plant consolidations, certain product line rationalizations and additional efficiency improvement initiatives.  We will continue to act rapidly to improve operations and increase sales, to deal with the difficult market conditions that confront us in the near-term,” noted Mr. Schmitt.

Conference Call

The Company will discuss second quarter financial results and business developments via conference call and Webcast on Thursday, August 9, 2007, at 10:00 AM ET. To access the Company’s second quarter conference call, please dial 888-552-7928 (domestic) or 706-679-3718 (international).  To access the conference call via Webcast, log on to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112207&eventID=1601672.  Playbacks will be available from 12:00 PM ET Thursday, August 9, to midnight ET Friday, August 17.  Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international).  The conference call ID number is 6950389.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger	Angie Tickle
Georgia Gulf Corporation	Georgia Gulf Corporation
Corporate Communications	Investor Relations
905-264-0701/770-395-4524	770-395-4520

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

In Thousands	June 30, 2007	December 31, 2006

ASSETS

Cash and cash equivalents	$4,870	$9,641
Receivables, net of allowance	350,268	237,496
Inventories	365,234	339,405
Prepaid expenses	42,086	29,577
Income tax receivables	748	37,143
Deferred income taxes	27,350	30,664
Current assets held for sale	—	11,080

Total current assets	790,556	695,006

Property, plant and equipment, net	1,006,700	1,023,004
Goodwill	384,195	377,124
Intangible assets, net	91,580	88,361
Other assets, net	213,467	204,813
Non-current assets held for sale	54,670	69,919

Total assets	$2,541,168	$2,458,227

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$95,477	$32,495
Accounts payable	298,589	215,282
Interest payable	18,240	21,290
Accrued compensation	32,154	37,218
Liability for unrecognized income tax benefits and other tax reserves	12,957	88,338
Other accrued liabilities	56,653	97,428

Total current liabilities	514,070	492,051

Long-term debt, less current portion	1,420,611	1,465,639
Liability for unrecognized income tax benefits	91,138	—
Deferred income taxes	99,492	88,476
Other non-current liabilities	22,673	18,538
Stockholders’ equity	393,184	393,523

Total liabilities and stockholders’ equity	$2,541,168	$2,458,227

Common shares outstanding	34,396	34,390

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands (except per share data)	2007	2006	2007	2006

Net sales	$851,865	$602,159	$1,565,561	$1,170,032

Operating costs and expenses
Costs of sales	760,463	509,590	1,424,020	998,474
Selling, general and administrative expenses	59,012	17,217	117,129	37,431
Total operating costs and expenses	819,475	526,807	1,541,149	1,035,905

Operating income	32,390	75,352	24,412	134,127
Interest expense, net	(33,382)	(3,473)	(65,456)	(7,809)
Foreign exchange gains (losses)	2,679	(11,387)	5,510	(11,387)
Income (loss) from continuing operations before income taxes	1,687	60,492	(35,534)	114,931

Provision (benefit) for income taxes	3,561	21,102	(7,150)	41,860

(Loss) income from continuing operations	(1,874)	39,390	(28,384)	73,071

Loss from discontinued operations, net of tax	(2,346)	—	(10,407)	—

Net (loss) income	$(4,220)	$39,390	$(38,791)	$73,071

(Loss) earnings per share:
Basic:
(Loss) income from continuing operations	$(0.05)	$1.16	$(0.83)	$2.14
Loss from discontinued operations	(0.07)	—	(0.30)	—
Net (loss) income	$(0.12)	$1.16	$(1.13)	$2.14

Diluted:
(Loss) income from continuing operations	$(0.05)	$1.15	$(0.83)	$2.12
Loss from discontinued operations	(0.07)	—	(0.30)	—
Net (loss) income	$(0.12)	$1.15	$(1.13)	$2.12
Weighted average common shares:
Basic	34,359	34,101	34,332	34,075
Diluted	34,359	34,397	34,332	34,387

GEORGIA GULF CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands	2007	2006	2007	2006

Cash flows from operating activities:
Net (loss) income	$(4,220)	$39,390	$(38,791)	$73,071
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	38,259	16,066	73,540	31,956
Foreign exchange loss (gain)	(2,455)	11,387	(5,170)	11,387
Deferred income taxes	3,245	(4,333)	(11,383)	(8,541)
Excess tax benefit related to stock plans	(54)	71	(661)	(231)
Stock based compensation	1,664	2,505	7,654	8,075
Change in operating assets, liabilities and other	(63,229)	(6,209)	(52,465)	10,599
Net cash (used in) provided by operating activities from continuing operations	(26,790)	58,877	(27,276)	126,316
Net cash provided by operating activities from discontinuing operations	—	—	398	—

Net cash (used in) provided by operating activities:	(26,790)	58,877	(26,878)	126,316

Cash flows (used in) from investing activities
Capital expenditures	(25,658)	(15,595)	(53,867)	(27,558)
Proceeds from sale of PP&E, assets held for sale and discontinued operations	8,670	—	74,472	—

Net cash (used in) provided by investing activities	(16,988)	(15,595)	20,605	(27,558)

Cash flows from financing activities:
Net change in revolving line of credit	36,577	(49,900)	63,505	(104,200)
Repayment of long-term debt	(5,289)	—	(151,426)	—
Proceeds from sale-leaseback financing	—	—	95,865	—
Proceeds from issuance of common stock	—	291	—	301
Purchase and retirement of common stock	—	—	(684)	(1,032)
Tax benefits from employee share-based exercises	—	2	—	1,424
Dividends paid	(2,776)	(2,749)	(5,555)	(5,497)

Net cash provided by (used in) financing activities	28,512	(52,356)	1,705	(109,004)
Effect of exchange rate changes on cash and cash equivalents	99	—	(203)	—

Net change in cash and cash equivalents	(15,167)	(9,074)	(4,771)	(10,246)

Cash and cash equivalents at beginning of period	20,037	13,126	9,641	14,298

Cash and cash equivalents at end of period	$4,870	$4,052	$4,870	$4,052

GEORGIA GULF CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands	2007	2006	2007	2006

Segment net sales:
Chlorovinyls	$366,314	$464,865	$695,910	$906,465
Window & door profiles and mouldings products	137,274	—	234,824	—
Outdoor building products	184,310	—	291,936	—
Aromatics	163,967	137,294	342,891	263,567
Net sales	$851,865	$602,159	$1,565,561	$1,170,032

Segment operating income (loss):
Chlorovinyls	$25,851	$83,734	$40,440	$159,434
Window & door profiles and mouldings products	3,274	—	(2,827)	—
Outdoor building products	7,252	—	(1,059)	—
Aromatics	4,711	(466)	10,059	(5,432)
Unallocated corporate expenses	(8,698)	(7,916)	(22,201)	(19,875)
Total operating income	$32,390	$75,352	$24,412	$134,127